Exhibit 1

ARTICLES OF AMENDMENT OF

EXCEL MARITIME CARRIERS LTD.

We, the undersigned, being duly appointed, qualified and acting officers of EXCEL MARITIME CARRIERS LTD. (the “Corporation”), a corporation incorporated under the laws of the Republic of Liberia on the 2nd day of November, 1988 with registration number C-54686, hereby CERTIFY THAT:

1.                                      The name of the corporation is EXCEL MARITIME CARRIERS LTD.

2.                                      The Articles of Incorporation were filed with the Minister of Foreign Affairs as of the 2nd day of November, 1988.

3.                                      Previous Amendments to the Articles of Incorporation were filed on the 7th day of February, 1989; the 28th day of June, 1996; the 28th day of April, 1998 changing the corporation name from B+H MARITIME CARRIERS LTD. to EXCEL MARITIME CARRIERS LTD. A previous Amendment was also filed on the 1st day of May, 1998; Restated Articles of the Corporation were filed on the 11th day of November, 1999 and the 23rd day of October, 2006;  Articles of Amendment of the Articles of Incorporation were filed on the 10th day of February, 2003 and a Corrected Instrument of Filing of Articles of Amendment was filed on the 15th day of June, 2004; Restated Articles of Incorporation were filed on the 15th day of June, 2004. An Amendment and Restated Articles of Incorporation was filed on October 23, 2006. Articles of Amendment of the Articles of Incorporation were filed on the 30th day of November, 2007. Restated Articles of Incorporation were filed on the 10th day of March, 2008.

4.                                      The Amendment to the Articles of Incorporation was authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon.

5.                                      The following is added as new Article TWELFTH to the Articles of Incorporation:

TWELFTH:                                  Special Class of Directors.   Notwithstanding any other provision contained herein, pursuant to the Agreement and Plan of Merger dated January 29, 2008, as amended, among the Corporation, Bird Acquisition Corp. and Quintana Maritime Limited (the “Merger Agreement”) for a period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the first anniversary of such Closing Date (the “Term”), the Board of Directors shall consist of seven (7) or eight (8) members, out of which three (3) will constitute a special class (the “Special Class”). The directors of the Special Class shall be: (i) Hans J. Mende, (ii) Corbin J. Robertson, III, and (iii) Paul Cornell. In the event of any vacancy in the Special Class during the Term, such vacancy shall be filled by a designee of a committee (the “Designation Committee”), which shall be composed of the following members: (i) Corbin Robertson, Jr., (ii) Hans Mende and (iii) James Nelson, such designee to be subject to the prior written approval of the majority of the remaining members of the Board of Directors, such consent not to be unreasonably withheld or delayed. In the event of any vacancy in the Designation Committee, the vacancy shall be filled by a resolution of the remaining members of the

Designation Committee. Notwithstanding the provision of Section 2(ii) of Article SIXTH of the Articles of Incorporation of the Corporation, no member of the Special Class may be removed from office during the Term, by vote of the shareholders or otherwise, unless such removal shall have first been approved by at least two (2) of the members of the Special Class. The members of the Special Class shall have the same rights and the same fiduciary duties as the other Directors; provided, that the approval of at least two (2) of the members of the Special Class shall be required for the approval by the Board of Directors of any Material Transaction or any Affiliate Transaction. “Material Transaction” shall mean the entering into of any agreement or series of related agreements involving aggregate consideration payable to or by the Corporation in excess of U.S.$100 million, and “Affiliate Transaction” shall mean the entering into of any transaction that would require disclosure under Item 404 of Regulation S-K promulgated by the United States Securities and Exchange Commission (assuming the Corporation were subject to such disclosure requirement); provided, that, in each case, any transactions involving Oceanaut, Inc. are specifically exempted from such approval by the Special Class. This Article TWELFTH may be amended during the Term only with (i) the approval of a majority of the members of the board of directors of the Corporation, including the approval of at least two (2) members of the Special Class; and (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation. This Article TWELFTH shall cease to have any effect at the end of the Term and all provisions of this Article TWELFTH shall be automatically null and void upon the expiration of the Term without any further action, whether this Article TWELFTH is repealed or not.

6.                                      These Restated Articles of Incorporation as here included restate but do not change the provisions of the original Articles of Incorporation as amended and there is no discrepancy between the provisions of the Articles of Incorporation as previously amended, and the provisions of the Restated Articles of Incorporation.

7.                                      The Articles of Incorporation, as previously amended are restated as follows:

RESTATED ARTICLES OF INCORPORATION

PURSUANT TO THE BUSINESS CORPORATION ACT

“ARTICLES OF INCORPORATION

OF

EXCEL MARITIME CARRIERS LTD.

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Liberian Business Corporation Act, does hereby make, subscribe, acknowledge and file in the Office of the Minister of Foreign Affairs this instrument for that purpose, as follows :

FIRST:                                                       Corporate Name.  The name of the Corporation (hereinafter called the “Corporation”) is EXCEL MARITIME CARRIERS LTD.

SECOND:                                       Duration.  The duration of the Corporation shall be perpetual.

THIRD:                                                    Corporate Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Liberian Business Corporation Act and, without limiting the generality of the foregoing:

1.                                      To act in any and all parts of the world in any capacity whatsoever as principal, agent, broker, or consultant or representative, general or special, for any person or public authority.

2.                                      To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic, or government or colony or any dependency thereof.

3.                                      To appoint or act as an agent, broker, or representative, general or special, in respect of any or all of the powers expressed herein or implied hereby; to appoint agents, brokers or representatives.

4.                                      To carry on its business, to have one or more offices, and to exercise its powers in foreign countries, subject to the laws of the particular country.

5.                                      To borrow or raise money and contract debts, when necessary for the transaction of its business or for the exercise of its corporate rights, privileges or franchise or for any other lawful purpose of its incorporation; to draw, make accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures, and other instruments and evidences of indebtedness either secured by mortgage, pledge, deed of trust, or otherwise, or unsecured.

6.                                      To give a guarantee although not in furtherance of its corporate purposes when authorized at a meeting of shareholders by a vote of holders of shares representing at least a majority of the votes present and entitled to vote or by the written consent of all such shareholders;  and, if authorized by a like vote, or a like written consent, to secure such guarantee by a mortgage or pledge of, or the creation of a security interest in, all or any part of its property or any interest therein.

7.                                      To purchase, receive, take by grant, gift, devise, bequest, or otherwise, lease or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with, real or personal property, or any interest therein, wherever situated.

8.                                      To sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, or create a security interest in, all or any of its property, or any interest therein, wherever situated.

9.                                      To purchase or otherwise acquire, underwrite, hold, pledge, turn to account in any manner, sell, distribute, or otherwise dispose of and generally to deal in, bonds, debentures, notes, evidences of indebtedness, shares of stock, warrants, rights, certificates, receipts or any other instruments or interests in the nature of securities created or issued by any person, partnership, firm, corporation, company, association, or other business organizations, foreign or domestic, or by any domestic or foreign governmental, municipal or other public authority, and exercise as holder or owner of any such securities all rights, powers and privileges in respect thereof;  to do any and all acts and things for the preservation, protection, improvement and enhancement in value in any such securities and to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for any such securities;  to acquire or become interested in any such securities by original subscription, underwriting, loan participation in syndicates or otherwise, and irrespective of whether such securities be fully paid or subject to future payments;  to make payments thereon as called for or in advance of calls or otherwise and to underwrite or subscribe for the same conditionally or otherwise and either with a view to resale or investment or for any other lawful purpose;  and in connection therewith or otherwise to acquire and hold membership in or otherwise secure trading privileges on any board of trade, exchange or other similar institution where any securities are dealt in and to comply with the rules of any such institution;  as used herein the term “securities” shall include bonds, debentures, notes, evidences of indebtedness, shares of stock, warrants, options, rights, certificates, receipts or any other instruments or interests in the nature of securities of any kind whatsoever which a corporation organized under the Liberian Business Corporation Act is legally permitted to acquire or deal in, by whomsoever issued or created;  the term “person” shall include any person, partnership, firm, corporation, company, association or other business organization, domestic or foreign;  and the term “public authority” shall include any domestic or foreign governmental, municipal or other public authority.

10.                                To purchase or otherwise acquire, hold, pledge, turn to account in any manner, import, export, sell, distribute or otherwise dispose of, and generally to deal in, commodities and products (including any future interest therein) and merchandise, articles of commerce, materials, personal property and real property of every kind, character and description whatsoever, and wheresoever situated, and any interest therein, at any place or places in Liberia or abroad, either as principal or as a factor or broker, or as commercial, sales, business or financial agent or representative, general or special, or, to the extent permitted by the laws of Liberia, in any other capacity whatsoever for the account of any domestic or foreign person or public authority, and in connection therewith or otherwise to acquire trading privileges on any board of trade, exchange or other similar institution where any such products or commodities or personal or real property are dealt in, and to comply with the rules of any such institution.

11.                                To engage in any mercantile, manufacturing or trading business of any kind or character whatsoever, within or without Liberia, and to do all things incidental to such business.

12.                                To render advisory, investigatory, supervisory, managerial or other like services, permitted to corporations, in connection with the promotion, organization, reorganization, recapitalization, liquidation, consolidation or merger of any person or in connection with the issuance, underwriting, sale or distribution of any securities issued in connection therewith or incident thereto;  and to render general investment advisory or financial advisory or managerial services to any person or public authority.

13.                                To extent suitable or necessary to carry out any of the purposes hereinbefore or hereinafter set forth, but only insofar as the same may be permitted to be done by a corporation organized under the Liberian Business Corporation Act, to buy, sell and deal in foreign exchange.

14.                                To invest its uninvested funds and/or surplus from time to time to such extent as the Corporation may deem advisable in securities or in call and/or in time loans or otherwise, upon such security, if any as the Board of Directors may determine, but the Corporation shall not engage in the banking business or exercise banking powers, and nothing in this Certificate contained shall be deemed to authorize it to do so.

15.                                To do any and all the acts and things herein set forth, as principal, factor, agent, contractor, or otherwise, either alone or in company with others;  and in general to carry on any other similar business which is incidental or conducive or convenient or proper to the attainment of the foregoing purposes or any of them and which is not forbidden by law;  and to exercise any and all powers which now or hereafter may be lawful for the Corporation to exercise under the laws of Liberia;  to establish and maintain offices and agencies within and anywhere outside of Liberia;  and to exercise any or all of its corporate powers and rights in Liberia and in any foreign countries.

16.                                To have and exercise all powers necessary or convenient to effect any and all of the purposes for which the Corporation is formed including the powers listed in Section 2.2 of the Liberian Business Corporation Act.

FOURTH:                                        Registered Address and Agent.  The registered address of the Corporation in the Republic of Liberia shall be 80 Broad Street, Monrovia, Liberia.  The name of the registered agent of the Corporation at such address shall be The LISCR Trust Company or whoever else shall be appointed in that respect by the Government of Liberia.

FIFTH:                                                        Capitalization.

(1)                                 Authorized Amount.  The aggregate number of shares which the Corporation shall have authority to issue is 106,000,000 of which (a) 100,000,000 shares shall be Class

A common shares per value $0.01 per share, (hereinafter referred to as “Class A Shares”), to be issued in registered form, (b) 1,000,000 shares shall be Class B common shares, par value $0.01 per share (hereinafter referred to as “Class B Shares”), to be issued in registered form and (c) 5,000,000 shares shall be shares of Preferred Stock, par value $0.1 per share, to be issued in registered form and series (the “Preferred Stock”).  The holders of the Class A Shares shall be entitled to one vote per share on each matter requiring the approval of the holders of common shares of the Corporation, and the holders of Class B Shares shall be entitled to 1,000 votes per share on each matter requiring the approval of the holders of common shares of the Corporation whether pursuant to these Articles of Incorporation, the Corporation’s by-laws, the Business Corporation Act or otherwise.  The holders of the Class A Shares and the Class B Shares shall vote as a single class on all such matters, except as set forth in (i) below.  In addition, the Board of Directors shall have the fullest authority permitted by law to provide by resolution for any voting powers, designations, preferences and relative, participating, optional or other rights of, and any qualifications, limitations or restrictions on, the Preferred Stock as a class or any series of the Preferred Stock.  Such resolutions shall be filed with the Minister of Foreign Affairs in accordance with Section 5.1(5) of the Business Corporation Act.  The issue and the determination by the Board of Directors of the rights of (i) any class or series of shares, other than Class A Shares and Preferred Stock, is subject to the prior affirmative vote of the majority of the votes represented by the total number of issued and outstanding shares of that class voting as a single class and (ii) any class or series of Preferred Stock is subject to the prior affirmative vote of the majority of the votes represented by all issued and outstanding shares of all classes and series of the Corporation voting as a single class;  provided that the approval in clauses (i) and (ii) above is not required if shares are issued to Directors, Officers or employees of the Corporation pursuant to an incentive, compensation or similar plan or otherwise as compensation duly authorized by the Board of Directors.

(2)                                 No Preemptive Rights.  All preemptive rights of shareholders are hereby denied, so that no shares of capital stock of the Corporation of any class whether now or hereafter authorized and no other security of the Corporation shall carry with it and no holder or owner of any share or shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall have any preferential or preemptive right to acquire additional shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation.

(3)                                 No Cumulative Voting.  All cumulative voting rights are hereby denied, so that none of the capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall carry with it and no holder or owner of any share or shares of capital stock of the Corporation of any class whether now or hereafter authorized or of any other security of the Corporation shall have any right to cumulative voting in the election of directors or for any other purpose.

SIXTH:                                                     Provisions for the Regulation of the Affairs of the Corporation.

(1)                                 Definitions.  For the purpose of this Article Sixth, the following terms shall have the meanings set forth below:

“Fundamental Transaction.”  Shall mean any amendment of Articles Fifth, Sixth, Eighth or Eleventh of these Articles of Incorporation, or the adoption, amendment or repeal of Section 9.04 of the By-laws of the Corporation as amended, or the merger, consolidation or division of the Corporation, if any such transaction requires the approval of the Shareholders under the Liberian Business Corporation Act.

“Shareholder” or “Shareholders.” Shall mean a holder or holders of shares of Common Shares, whether such shares are held as fiduciary, receiver, pledgor, pledgee or otherwise.

(2)                                 Board of Directors.

(i)                                    Number;  Classification. The Board of Directors of the Corporation shall consist of such number of Directors, not less than three (3) and no more than nine (9), as shall be determined from time to time by the Board of Directors as provided in the By-laws or by vote of the Shareholders.  The Board may create classes of directors any time it deems such an act appropriate, amend the By-Laws to implement the same and any vacancies created by such action may be filled by way of a majority vote of the then incumbent directors until the next succeeding Annual General Meeting of the Company’s Shareholders.  Shareholders may change the number of directors or the quorum requirements for meeting of the Board of Directors by the affirmative vote of the holders of Common Shares representing at least two thirds of the total number of votes which may be cast at any meeting of shareholders as calculated pursuant to Article FIFTH hereof, of the Corporation entitled to vote thereon.  Each director shall serve for a duration that is consistent with the terms set forth in Section 3.02 of the By-Laws.  At each Annual General Meeting of the Shareholders of the Corporation, the successors of the directors shall be elected to hold office for a term expiring as of the next succeeding Annual General Meeting.

(ii)                                 Removal of Directors.  Directors of the Corporation may be removed with cause by the Board of Directors pursuant to the By-Laws and the Liberian Business Corporation Act, or without cause by vote of the shareholders representing at least a majority of the votes present and entitled to vote at a duly constituted meeting of shareholders.  If the Board of Directors or the Shareholders remove any director, the vacancy shall be filled by a vote of two-thirds of the directors then in office, although less than a quorum may exist, unless a special meeting of the Shareholders is duly called within fifteen (15) days of the date of the removal, in which case the vacancy shall be filled by vote of the holders of shares representing at least a majority of the votes present and entitled to vote at a duly constituted special meeting of shareholders.  No decrease or increase in the size of the Board shall shorten or otherwise affect the term of any incumbent Director.

(iii)                              By-Laws.  By-laws may be amended, repealed or adopted by the Board of Directors in the manner provided in the By-laws.

(3)                                 Approval of Fundamental Transactions.  The affirmative vote of the holders of shares representing at least a majority of the total number of votes which may be cast at any meeting of Shareholders as calculated pursuant to Article FIFTH hereof shall be required to authorize any Fundamental Transaction.

SEVENTH:                                  Reservation of Right to Amend.  Subject to the provisions of Article SIXTH hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter described by the Liberian Business Corporation Act, and all rights conferred upon Shareholders herein are granted subject to this reservation.

EIGHTH:                                             Issuance of Rights, Warrants and Options.  The Corporation by action of its Board of Directors may create and issue, from time to time, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, warrants and options entitling the holders thereof to purchase from the Corporation shares of any class or classes of its capital stock or other securities or property of the Corporation, at such times, in such amounts, to such persons, for such consideration, if any, and upon such other terms and conditions as the Board of Directors may deem advisable.  The issue of rights, warrants, and options entitling the holders thereof to purchase from the Corporation (i) any class or series of shares, other than Class A shares and Preferred Stock, is subject to the prior affirmative vote of the majority of the votes represented by the total number of issued and outstanding shares of that class voting as a single class and (ii) any class or series of Preferred Stock is subject to the prior affirmative vote of the majority of the votes represented by all issued and outstanding shares of all classes and series of the Corporation voting as a class;  provided that the approval in clauses (i) and (ii) above is not required if rights, warrants and options entitling the holders thereof to purchase from the Corporation such shares are issued to Directors, Officers or employees of the Corporation pursuant to an incentive, compensation or similar plan or otherwise as compensation duly authorized by the Board of Directors.

NINTH:                                                    Original Incorporator.  The name and mailing address of each incorporator of these Articles of Incorporation and the number of shares of stock subscribed by each incorporator is:

Name	Post Office Address	Number of Shares of Common Stock Subscribed

S.B. Goweh	80 Broad Street One Monrovia, Liberia	One

TENTH:                                                  The existence of the Corporation shall begin upon the filing of these Articles of Incorporation with the Minister of Foreign Affairs as of the filing date stated on these Articles.

ELEVENTH:                           Limitation of Director Liability.  No Director or officer of the Corporation shall be personally liable to the Corporation or any shareholder of the Corporation for monetary damages for breach of fiduciary duty as a Director or officer, provided that this provision shall not limit the liability of a Director or officer (i) for any breach of the Director’s or the officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Director or officer derived an improper personal benefit.

TWELFTH:                                Special Class of Directors.      Notwithstanding any other provision contained herein, pursuant to the Agreement and Plan of Merger dated January 29, 2008, as amended, among the Corporation, Bird Acquisition Corp. and Quintana Maritime Limited (the “Merger Agreement”) for a period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the first anniversary of such Closing Date (the “Term”), the Board of Directors shall consist of seven (7) or eight (8) members, out of which three (3) will constitute a special class (the “Special Class”). The directors of the Special Class shall be: (i) Hans J. Mende, (ii) Corbin J. Robertson, III, and (iii) Paul Cornell. In the event of any vacancy in the Special Class during the Term, such vacancy shall be filled by a designee of a committee (the “Designation Committee”), which shall be composed of the following members: (i) Corbin Robertson, Jr., (ii) Hans Mende and (iii) James Nelson, such designee to be subject to the prior written approval of the majority of the remaining members of the Board of Directors, such consent not to be unreasonably withheld or delayed. In the event of any vacancy in the Designation Committee, the vacancy shall be filled by a resolution of the remaining members of the Designation Committee. Notwithstanding the provision of Section 2(ii) of Article SIXTH of the Articles of Incorporation of the Corporation, no member of the Special Class may be removed from office during the Term, by vote of the shareholders or otherwise, unless such removal shall have first been approved by at least two (2) of the members of the Special Class. The members of the Special Class shall have the same rights and the same fiduciary duties as the other Directors; provided, that the approval of at least two (2) of the members of the Special Class shall be required for the approval by the Board of Directors of any Material Transaction or any Affiliate Transaction. “Material Transaction” shall mean the entering into of any agreement or series of related agreements involving aggregate consideration payable to or by the Corporation in excess of U.S.$100 million, and “Affiliate Transaction” shall mean the entering into of any transaction that would require disclosure under Item 404 of Regulation S-K promulgated by the United States Securities and Exchange Commission (assuming the Corporation were subject to such disclosure requirement); provided, that, in each case, any transactions involving Oceanaut, Inc. are specifically exempted from such approval by the Special Class. This Article TWELFTH may be amended during the Term only with (i) the approval of a majority of the members of the board of directors of the Corporation, including the approval of at least two (2) members of the Special Class; and (ii) the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation. This Article TWELFTH shall cease to have any effect at the end of the Term and all provisions of this Article TWELFTH shall be automatically null and void upon the expiration of the Term without any further action, whether this Article TWELFTH is repealed or not.

IN WITNESS WHEREOF, I have made, subscribed and acknowledged this instrument on the 2nd day of November, 1988.

”
[Signature]

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IN WITNESS WHEREOF, the undersigned have executed these Restated Articles of Incorporation on this 7th day of April, 2008.

/s/ Gabriel Panayotides
Name: Gabriel Panayotides
Title: Chief Executive Officer

/s/ Deborah L. Paterson
Name: Deborah L. Paterson
Title: Secretary